Exhibit 10c


                                                  February 2, 2006
Mr. Ara K. Hovnanian
767 Fifth Avenue, 46th Floor
New York, NY 10153

Dear Ara:

This letter agreement (the "Agreement") sets forth the terms of the agreement between you and Hovnanian Enterprises, Inc. (the "Company") in the event that your employment is terminated due to your "Disability" (as defined under the K. Hovnanian Enterprises, Inc. Long Term Disability Plan, as it may be amended from time to time) or in the event of your death during your employment with the Company (the date of either such termination is hereafter referred to as the "Termination Date").

1. Amounts Payable & Designated Beneficiary. In the event that your employment is terminated due to your Disability or death during your employment with the Company, you (or your designated beneficiary, estate, or legal representative) will be entitled to receive a lump sum of $10 million dollars (the "benefit"). In the event of your death, you have elected your spouse, Rachel Hovnanian, to be beneficiary of the benefit as outlined in this letter agreement. In the event of your "simultaneous" deaths, or in the event that you are not survived by Rachel Hovnanian by at least thirty days, you have elected alternative beneficiaries under this agreement to be Alexander Hovnanian and Serena Hovnanian; for which the benefit will be equally divided.

2. Other Plans. Any payments that may become payable to you hereunder are in addition to all individual death or disability policies, company provided death or disability policies, or employee benefits, if any, to which you may be entitled from time to time under the employee benefit plans, policies or programs of the Company.

3. No Trust Fund. This Agreement will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any of its affiliates and you or any other person. To the extent that you (or your designated beneficiary, legal representative or estate, as applicable) acquire the right to receive payments from the Company or any of its affiliates under this Agreement, such right will be no greater than the right of any unsecured general creditor of the Company.

4. No Right To Employment. Except as expressly provided herein, this Agreement will not interfere in any way with the right of the Company to reduce your compensation or other benefits or terminate your employment, with or without cause. Any rights that you will have in that regard will be as set forth in any applicable employment agreement between you and the Company. This Agreement may be changed only by a written agreement executed by the Company and you.


5. Assignment. You may not assign, transfer, pledge or otherwise dispose of your rights under this Agreement other than to a family limited partnership or trust for estate planning purposes, by your will or under
the laws of descent and distribution.   If the Company shall be merged
into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 5 will continue to apply to each subsequent employer of you hereunder in the event of any subsequent merger, consolidation or succession of such subsequent employer.

6. Governing Law/Counterparts. The validity, construction, and effect of this Agreement will be determined in accordance with the laws of New York. This Agreement may be signed in counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such as Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

8. Entire Agreement. This Agreement sets forth our entire agreement with respect to the subject matter hereof, and supersedes any and all prior agreements between you and the Company, (other than any other employee benefit plans (as provided in Section 2)) whether written or oral, relating to any and all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement has been authorized by the Executive Compensation Committee of the Board of Directors of the Company.

This letter Agreement replaces and supercedes the letter Agreement dated July 28, 2000 between you and the Company.

Please indicate your agreement to the foregoing by executing this Agreement where indicated below.

                                      HOVNANIAN ENTERPRISES, INC.

                                      By:  /S/ROBYN T. MINGLE
                                      Robyn T. Mingle
                                      Senior Vice President
                                      Human Resources
Agreed and acknowledged as of
this 2 day of February, 2006

/S/ARA K. HOVNANIAN
ARA K. HOVNANIAN